Exhibit 10.4

EXECUTION VERSION

AMENDMENT LETTER

To:           Rentokil Initial plc (the “Borrower”)

Compass House

Manor Royal

Crawley

West Sussex

RH10 9PY

 25  March 2022

Dear Sir or Madam

Project Noble – USD 2,700,000,000 bridge and term facilities agreement dated 25 February 2022 (the “Facilities Agreement”)

1.	Interpretation

1.1	Incorporation of defined terms

(A)	We refer to the Facilities Agreement. Unless a contrary indication appears in this letter, a term defined in the Facilities Agreement has the same meaning in this letter. In addition, the definition below applies in this letter:

“Effective Date” means the date on which this letter is countersigned by the Borrower.

(B)	Unless a contrary indication appears in this letter, the principles of construction set out in the Facilities Agreement shall have effect as if set out in, and referring to, this letter.

1.2	Third party rights

(A)	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

(B)	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

1.3	Designation

In accordance with the Facilities Agreement, each of the Borrower and the Agent designate this letter as a Finance Document.

2.	Amendment

With effect on and from the Effective Date, the Facilities Agreement shall be amended as set out in Schedule 1 (Amendments to the Facilities Agreement).

3.	Representations

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

(A)	on the date of this letter as if references to “this Agreement” and “the Finance Documents” are references to the Facilities Agreement as if it were amended by this letter; and

(B)	on the Effective Date.

4.	Continuing obligations

(A)	The provisions of the Facilities Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

(B)	No waiver of any provisions of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

(C)	References in the Facilities Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall, on and from the Effective Date, be deemed to be references to the Facilities Agreement as amended by this letter.

(D)	References, however expressed, in any Finance Document (other than the Facilities Agreement) to the Facilities Agreement shall, on and from the Effective Date, be deemed to be references to the Facilities Agreement as amended by this letter.

5.	Transaction Expenses

The Borrower shall within three Business Days of demand reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this letter and any other documents referred to in this letter.

6.	Miscellaneous

6.1	Incorporation of terms

The provisions of clauses 29 (Notices), 31 (Partial Invalidity), 32 (Remedies and Waivers) and 39 (Jurisdiction) of the Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if reference in those clauses to “this Agreement” are references to this letter.

6.2	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.	Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the above, please sign where indicated below.

Yours faithfully

/s/ [ILLEGIBLE]

For and on behalf of

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Agent (acting on the instructions of all of the Lenders)

We agree to the above.

/s/ Stuart Ingall-tombs
Stuart Ingall-tombs (Mar 25, 2022 13:42 GMT)

For

RENTOKIL INITIAL PLC

as the Borrower

Date:

SCHEDULE 1 : AMENDMENTS TO THE FACILITIES AGREEMENT

1.	Clause 1.1 (Definitions) of the Facilities Agreement shall be amended by:

(A)	deleting the following definitions:

“Acquisition Agreement”;

“Availability Period”;

“First End Date Extension”;

“First Extended End Date”;

“Original End Date”;

“Second End Date Extension”; and

“Second Extended End Date”.

(B)	inserting the following new definitions in the correct alphabetical order as follows:

“Acquisition Agreement” means the agreement and plan of merger between the Borrower, Bidco, the Target, Leto Holdings I, Inc. and Leto Holdings II, LLC dated 13 December 2021, as amended pursuant to that certain amendment no. 1 to the agreement and plan of merger dated 14 March 2022.

“Availability Period” means the period on and from the date of this Agreement and ending at 11.59 pm (New York City time) on the earlier to occur of:

(A)	the date falling 90 days after the Closing Date;

(B)	the date on which the Acquisition Agreement is terminated in accordance with its terms;

(C)	if the End Date Extension has not occurred, the Original End Date; and

(D)	if the End Date Extension has occurred, the Extended End Date.

“End Date Extension” means the extension of the Original End Date to the Extended End Date pursuant to Section 10.01(b)(i) of the Acquisition Agreement;

“Extended End Date” means 13 March 2023; and

“Original End Date” means 31 December 2022.

2.	Clause 7.4 (Automatic cancellation) of the Facilities Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“7.4	Automatic cancellation

The Total Commitments shall be immediately cancelled at 11.59 pm (New York City time) on the earlier to occur of:

(A)	the Original End Date, if the Closing Date has not occurred by that date and the End Date Extension has not occurred;

(B)	the Extended End Date, if the Closing Date has not occurred by that date; and

(C)	the date on which the Acquisition Agreement is terminated in accordance with its terms.”.

3.	Paragraph (C) of clause 19.8 (Acquisition) of the Facilities Agreement shall be amended by deleting it in its entirety and replacing it with the following:

“The Borrower shall promptly notify the Agent (and the Agent shall, promptly upon receiving such notice, notify the Lenders) if, in accordance with the terms of the Acquisition Agreement, the Original End Date is extended to the Extended End Date.”